As filed with the Securities and Exchange Commission on May 17, 2024

Registration No. 333-256172

Registration No. 333-226526

Registration No. 333-211135

Registration No. 333-150379

Registration No. 333-116190

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT:

to

FORM S-8

POST-EFFECTIVE AMENDMENT No. 1 TO REGISTRATION STATEMENT NO. 333-256172

POST-EFFECTIVE AMENDMENT No. 1 TO REGISTRATION STATEMENT NO. 333-226526

POST-EFFECTIVE AMENDMENT No. 1 TO REGISTRATION STATEMENT NO. 333-211135

POST-EFFECTIVE AMENDMENT No. 1 TO REGISTRATION STATEMENT NO. 333-150379

POST-EFFECTIVE AMENDMENT No. 1 TO REGISTRATION STATEMENT NO. 333-116190

UNDER

THE SECURITIES ACT OF 1933

SP Plus Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	16-1171179
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 E. Randolph Street, Suite 7700

Chicago, Illinois 60601-7702

(Address of Principal Executive Offices)

(312) 274 2000

(Registrant’s telephone number, including area code)

SP Plus Corporation Long-Term Incentive Plan, as Amended and Restated

(Full title of the plan)

Wenyu T. Blanchard

Chief Legal Officer and Corporate Secretary

SP Plus Corporation

200 East Randolph Street, Suite 7700

Chicago, Illinois 60601-7702

(Name and address of agent for service)

(312) 274 2000

(Telephone number, including area code, of agent for service)

Copy to:

Steven A. Seidman and Laura L. Delanoy

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of SP Plus Corporation (the “Company”) which have been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities that remain unsold under each such Registration Statement as of the date hereof:

1.

Registration Statement No. 333-256172 with respect to the Standard Parking Corporation Long-Term Incentive Plan (the “Prior Plan”), originally filed with the SEC on June 4, 2004, to register 1,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), issuable pursuant to the Prior Plan.

2.	Registration Statement No. 333-226526 with respect to the Prior Plan, originally filed with the SEC on April 22, 2008, to register 175,000 shares of Common Stock issuable pursuant to the Prior Plan.

3.

Registration Statement No. 333-211135 with respect to the SP Plus Corporation Long-Term Incentive Plan (the “Plan”), originally filed with the SEC on May 4, 2016, to register 800,000 shares of Common Stock issuable pursuant to the Plan.

4.	Registration Statement No. 333-150379 with respect to the Plan, originally filed with the SEC on August 2, 2018, to register 800,000 shares of Common Stock issuable pursuant to the Plan.

5.	Registration Statement No. 333-116190 with respect to the Plan, originally filed with the SEC on May 17, 2021, to register 1,000,000 shares of Common Stock issuable pursuant to the Plan.

On October 4, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Metropolis Technologies, Inc., a Delaware corporation (“Parent”), Schwinger Merger Sub Inc., a Delaware corporation (“Merger Sub”), and the Company, a company listed on The Nasdaq Stock Market LLC, providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), as a result of which the separate existence of Merger Sub ceased, and the Company continued as the surviving corporation and a wholly owned subsidiary of Parent.

The Merger became effective on May 16, 2024 (the “Effective Date”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Prior Registration Statements. In accordance with an undertaking made by the Company in the Prior Registration Statements to remove from registration by means of a post-effective amendment any and all securities registered under the Prior Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration any securities registered under each Registration Statement which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on the 17th day of May, 2024.

SP PLUS CORPORATION

By:	/s/ Kristopher H. Roy
Name: Kristopher H. Roy Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.